UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

HORIZON FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Washington	0-27062	91-1695422
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Thomas A. Sterken Keller Rohrback L.L.P. Registered Agent of Horizon Financial Corp. 1201 Third Avenue, Suite 3200 Seattle, Washington		98225
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code): (360) 733-3050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

G Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

G Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

G Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

G Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  8.01 Other Events

As previously reported, The Nasdaq Stock Market (“Nasdaq”) on January 21, 2010, removing Horizon Financial Corp’s (“Company”) securities from listing and registration on Nasdaq. Following the delisting, the Company’s common stock has been quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, under the symbol “HRZB.PK”. The Company can give no assurance, however, that trading in its stock will continue on the Pink Sheets or on any other securities exchange or quotation medium or the willingness of any market makers to trade the Company’s common stock in the future.

As of February 1, 2010, the Company believes its only material assets, excluding its investment in Horizon Bank, which investment is expected to be written off completely, consist only of a limited amount of cash, and that after the payment of the Company’s liabilities and expenses of winding up its business and pending matters, the Company anticipates that little, if any assets or funds will be left for distribution to holders of the Company’s common stock.  Based on its financial position, the Company anticipates either a dissolution or winding up of the Company by its board of directors, pursuant to the Washington Business Corporation Act, or filing a voluntary petition seeking relief under Chapter 7 of Title 11 of the United States Code within the next several months.

The Company recommends that shareholders contact their tax preparer about claiming a loss or worthless common stock deduction for their investment on their 2010 tax return to be filed in 2011. Shareholders can learn about their common stock holdings in the Company by contacting the transfer agent, American Stock Transfer, at (800) 937-5449, or accessing account information on its website at www.amstock.com using the shareholders account number and social security number. The Company does not know how long this information will remain available, so it is encouraging shareholders to access their information as soon as possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HORIZON FINANCIAL CORP.

Date: February 1, 2010	By:	/s/ V. Lawrence Evans
V. Lawrence Evans
Chief Executive Officer and President